Exhibit 99.1

Gastar Exploration and Eastern Star Gas Execute MOU With Babcock & Brown for
 Long Term Supply of Coal Bed Methane for Use in Electricity Generation

    HOUSTON--(BUSINESS WIRE)--Nov. 12, 2007--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) with joint venture partner Eastern Star Gas Limited (ASX: ESG) has entered into a Memorandum of Understanding with Babcock & Brown ("Babcock & Brown MOU") to supply gas from the PEL 238 and PEL 433 concessions for use in the generation of electricity.

    The Babcock & Brown MOU envisions the supply of up to 38 BCF per year of gas from the Gunnedah Gas Project (Gastar 35%, Eastern Star Gas 65%) for use in a gas fueled power station to be developed by Babcock & Brown in northern New South Wales, Australia. Gas sales under the anticipated agreements could be expanded to meet requirements for power station developments at other locations.

    J. Russell Porter, Gastar's Chairman, President and CEO, stated, "The Babcock & Brown MOU represents another major step forward for the Gunnedah Gas Project and the early commercialization of gas production on PEL 238, leading in turn to significant regional benefits and the emergence of the Gunnedah Basin Gas Project as New South Wales' major indigenous source of natural gas.

    The PEL 238 and PEL 433 projects are well suited to supply gas to meet market requirements that are growing rapidly in New South Wales. The Babcock & Brown MOU provides that power station and gas field development will proceed in parallel," added Porter.

    Gastar and Eastern Star Gas are in the process of commercializing the Gunnedah Basin Gas Project, located within Petroleum Exploration License ("PEL") 238, through the successful implementation of the Bibblewindi and the Bohena Production Pilots, both of which are located within the Bohena Project Area.

    About Gastar Exploration

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 7 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin (PEL 238, PAL 2, PEL 433 and PEL 434) located in New South Wales, and the Gippsland Basin (EL 4416), located in Victoria. For more information, visit our web site at www.gastar.com.

    Safe Harbor Statement and Disclaimer

    This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 27, 2007 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

    The SEC has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that, under SEC definitions and guidelines, a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms in this announcement such as "2P" or "probable" reserves, or other descriptions of volumes of hydrocarbons that the SEC's guidelines would prohibit us from including in our filings with the SEC. We also have included in this announcement information concerning reserves attributed to our Australian coal bed methane pilot program that are categorized as "proved" under the definitions and guidelines set by the Society of Petroleum Engineers that would not be so categorized under SEC definitions and guidelines. All of these volumes and estimates are by their nature more speculative than estimates of proved reserves under SEC definitions and guidelines and accordingly are subject to substantially greater risk of being actually realized by us.

    CONTACT: Gastar Exploration Ltd.
             President and CEO
             J. Russell Porter, 713-739-1800
             rporter@gastar.com
             or
             Investor Relations Counsel:
             DRG&E
             Lisa Elliott or Anne Pearson, 713-529-6600 lelliott@drg-e.com or apearson@drg-e.com